Exhibit 99.1

[Press release]

MARTIN MADAUS JOINS METTLER TOLEDO BOARD OF DIRECTORS

COLUMBUS, Ohio, USA – June 22, 2009 – Mettler-Toledo International Inc. (NYSE: MTD) announced today that Dr. Martin D. Madaus has been appointed to its Board of Directors, effective July 1, 2009.

Dr. Madaus is Chairman, President and Chief Executive Officer of Millipore Corporation (NYSE:  MIL), a life sciences company serving the bioscience research and biopharmaceutical manufacturing industry.  Prior to joining Millipore in 2005, he was at Roche Diagnostics Corporation where, as President and Chief Executive Officer, he was responsible for the North American operations.

Robert F. Spoerry, Chairman of the Board, stated, “Martin brings very relevant experience to our Board.  His background and insights into the life sciences market will be invaluable, as this market is an important area of growth for us.  Martin has an excellent leadership track record, both in developing effective strategies and in achieving results.  We welcome him and look forward to a close collaboration.”

METTLER TOLEDO is a leading global supplier of precision instruments and services.  The Company is the world’s largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications.  The Company also holds top-three market positions in several related analytical instruments and is a leading provider of automated chemistry systems used in drug and chemical compound discovery and development.  In addition, the Company is the world’s largest supplier of metal detection and other end-of-line inspection systems used in production and packaging and holds a leading position in certain process analytics applications.  Additional information about METTLER TOLEDO can be found at “www.mt.com.”

Statements in this discussion which are not historical facts may be considered "forward-looking statements" that involve risks and uncertainties.  For a discussion of these risks and uncertainties, which could cause actual events or results to differ from those contained in the forward-looking statements, see “Factors affecting our future operating results” in Part I, Item 1A, of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  The Company assumes no obligation to update this press release.